Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statements on Form S-8 of Lantronix, Inc. of our report dated September 15, 2011, relating to our audit of the 2011 consolidated financial statements, which appears in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2012.

/s/ McGladrey LLP

Irvine, California

May 9, 2013